Contacts: Robert D. Britt, Chief Financial
                                     Officer
                        Sandra Robinson, I.R. Coordinator
                               Tel (802) 244-5621



             Green Mountain Coffee, Inc. Announces 100% Common Stock
                         Dividend (2-For-1 Stock Split)


                  WATERBURY, VT (December 4, 2000) - Green Mountain Coffee, Inc. (NASDAQ: GMCR) today announced that its Board of Directors approved a 100% Common Stock dividend (in effect, a 2-for-1 split). The record date of the dividend is December 28, 2000, and the payment date is January 11, 2001. Green Mountain Coffee's common stock will begin trading on a dividend-adjusted basis on January 12, 2001.

                  All stockholders of record as of December 28, 2000, will receive an additional stock certificate following the payment date of January 11, 2001, granting an additional share of stock for each share owned on December 28, 2000.

                  The stock dividend will increase the number of outstanding shares of the Company's stock to approximately 6.2 million shares, compared to
3.1 million shares for its fiscal 2000 year ended September 30, 2000. Green Mountain Coffee's common stock closed trading on the Nasdaq National Market at $45.75 on December 4, 2000.

                  Robert P. Stiller, Chairman, President and Chief Executive Officer of Green Mountain Coffee, commented on the stock split saying, "We are committed to managing Green Mountain Coffee to reward our stockholders for their investment in us. The stock split is intended to benefit them by placing more shares in the market, thus helping to increase trading activity and further improve the stock's liquidity."

                  Green Mountain Coffee, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine as one of the "Best 200 Small Companies in America." The Company roasts high-quality arabica coffees and offers over 60 varieties including single-origin, estate, certified organic, Fair Trade, proprietary blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters(R) brand.

                  The  majority of Green  Mountain  Coffee's  revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail operation and e-commerce Web site (http://www.GreenMountainCoffee.com) with secure on-line ordering for customers from its Waterbury, Vermont headquarters. The Company seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner.

                   Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements include, but are not limited to, changes in the market price of the Company's common stock, fluctuations in availability and cost of green coffee, competition and other business conditions in the coffee industry and more generally in the food and beverage industry, the impact of the loss of one or more major customers, the Company's level of success in continuing to attract new customers, economic conditions, variances from budgeted sales mix and growth rate, customer acceptance of the Company's new products, the impact of a tighter job market, weather and special or unusual events, as well as other risk factors as described more fully in the Company's filings with the Securities and Exchange Commission.